      Press Release

AmeriGas Reports Third Quarter Results; Updates Guidance
August 5, 2019

VALLEY FORGE, PA - AmeriGas Propane, Inc., the general partner of AmeriGas Partners, L.P. (the "Partnership," NYSE: APU), today reported financial results for the fiscal quarter ended June 30, 2019.
HIGHLIGHTS

•
GAAP net loss of $49.0 million, compared with GAAP net loss of $74.4 million in the prior-year period; adjusted net loss of $43.8 million, compared with adjusted net loss of $20.2 million in the prior-year period

•	Adjusted EBITDA of $42.5 million, compared with $67.2 million in the prior-year period

•	Current year period includes $15 million in expenses related to litigation reserves and correction of a prior-period accounting error

•	Reduces Adjusted EBITDA guidance range to $580 million to $590 million (including the negative impact of aforementioned expense adjustments) for the fiscal year ending September 30, 2019

Hugh J. Gallagher, president and chief executive officer of AmeriGas, said, "Our third quarter results were negatively impacted by April weather that was 30% warmer than the prior-year period and certain expense adjustments. Our Cylinder Exchange and National Accounts programs continue to provide solid growth performance. During the quarter, we launched our cylinder home delivery concept in the Philadelphia area and early customer response has been encouraging. The activities related to the merger with UGI are progressing well, as the Unitholder meeting is scheduled for August 21st and, subject to unitholder approval, the transaction is expected to close shortly thereafter. Finally, we are advancing activities related to driving significant improvements in operating efficiencies and our customer experience, and we expect various initiatives to get underway during our fourth quarter."
Based on the results through the first nine months of the year, and expectations for the fourth quarter, the company now expects Adjusted EBITDA in the range of $580 million - $590 million for the fiscal year ending September 30, 20191.

KEY DRIVERS OF THIRD QUARTER RESULTS

•	Retail volumes sold decreased by 6.7% primarily due to April weather that was significantly warmer than the prior-year period

•	Our Cylinder Exchange and National Accounts volume increased 4.5% and 0.6%, respectively, over prior year

1 See Note on Guidance and Use of Forward-Looking Statements

EARNINGS CALL and WEBCAST
AmeriGas Partners, L.P. will hold a live Internet Audio Webcast of its conference call to discuss third quarter earnings and other current activities at 9:00 AM ET on Tuesday, August 6, 2019. Interested parties may listen to the audio webcast both live and in replay on the Internet at https://investors.amerigas.com/financial-reports-and-information/events-and-presentations or at the company website https://www.amerigas.com under Investor Relations. A telephonic replay will be available from 2:00 PM ET on August 6th through 11:59 PM on August 13th. The replay may be accessed at (855) 859-2056, and internationally at 1-404-537-3406, conference ID 4089204.

CONTACT INVESTOR RELATIONS
610-337-1000
Brendan Heck, ext. 6608
Alanna Zahora, ext. 1004
Shelly Oates, ext. 3202

ABOUT AMERIGAS
AmeriGas is the nation’s largest retail propane marketer, serving over 1.7 million customers in all 50 states from approximately 1,900 distribution locations. UGI Corporation, through subsidiaries, is the sole General Partner and owns 26% of the Partnership and the public owns the remaining 74%. Comprehensive information about AmeriGas is available on the Internet at https://www.amerigas.com

USE OF NON-GAAP MEASURES
The Partnership’s management uses certain non-GAAP financial measures, including adjusted total margin, EBITDA, Adjusted EBITDA and adjusted net income (loss) attributable to AmeriGas Partners, L.P., when evaluating the Partnership’s overall performance. These financial measures are not in accordance with, or an alternative to, GAAP and should be considered in addition to, and not as a substitute for, the comparable GAAP measures.
Management believes earnings before interest, income taxes, depreciation and amortization (“EBITDA”), as adjusted for the effects of gains and losses on commodity derivative instruments not associated with current-period transactions and other gains and losses that competitors do not necessarily have ("Adjusted EBITDA"), is a meaningful non-GAAP financial measure used by investors to (1) compare the Partnership’s operating performance with that of other companies within the propane industry and (2) assess the Partnership’s ability to meet loan covenants. The Partnership’s definition of Adjusted EBITDA may be different from those used by other companies. Management uses Adjusted EBITDA to compare year-over-year profitability of the business without regard to capital structure as well as to compare the relative performance of the Partnership to that of other master limited partnerships without regard to their financing methods, capital structure, income taxes, the effects of gains and losses on commodity derivative instruments not associated with current-period transactions or historical cost basis. In view of the omission of interest, income taxes, depreciation and amortization, gains and losses on commodity derivative instruments not associated with current-period transactions and other gains and losses that competitors do not necessarily have from Adjusted EBITDA, management also assesses the profitability of the business by comparing net income attributable to AmeriGas Partners, L.P. for the relevant periods. Management also uses Adjusted EBITDA to assess the Partnership’s profitability because its parent, UGI Corporation, uses the Partnership’s Adjusted EBITDA to assess the profitability of the Partnership, which is one of UGI Corporation’s industry segments. UGI Corporation discloses the Partnership’s Adjusted EBITDA as the profitability measure for its domestic propane segment.
Management believes the presentation of other non-GAAP financial measures, comprised of adjusted total margin and adjusted net income (loss) attributable to AmeriGas Partners, L.P., provide useful information to investors to more effectively evaluate the period-over-period results of operations of the Partnership. Management uses these non-GAAP financial measures because they eliminate the impact of (1) gains and losses on commodity derivative instruments that are not associated with current-period transactions and (2) other gains and losses that competitors do not necessarily have to provide insight into the comparison of period-over-period profitability to that of other master limited partnerships.
Reconciliations of adjusted total margin, EBITDA, Adjusted EBITDA and adjusted net income (loss) attributable to AmeriGas Partners, L.P. to the most directly comparable financial measure calculated and presented in accordance with GAAP are presented at the end of this press release.

NOTE ON GUIDANCE
Because we are unable to predict certain potentially material items affecting net income on a GAAP basis, principally mark-to-market gains and losses on commodity derivative instruments, we cannot reconcile 2019 Adjusted EBITDA, a non-GAAP measure, to net income attributable to AmeriGas Partners, L.P., the most directly comparable GAAP measure, in reliance on the “unreasonable efforts” exception set forth in SEC rules. Adjustments that management can reasonably estimate are provided below.

USE OF FORWARD-LOOKING STATEMENTS
This press release contains certain forward-looking statements that management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. You should read the Partnership’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for a more extensive list of factors that could affect results. Among them are adverse weather conditions, cost volatility and availability of propane, increased customer conservation measures, the capacity to transport propane to our market areas, the impact of pending and future legal proceedings, including, but not limited to, pending litigations relating to the Amerigas Merger, liability for uninsured claims and for claims in excess of insurance coverage, political, economic and regulatory conditions in the U.S. and abroad, the availability, timing and success of our acquisitions, commercial initiatives and investments to grow our business, our ability to successfully integrate acquisitions and achieve anticipated synergies, the interruption, disruption, failure, malfunction or breach of our information technology systems, including due to cyber-attack, the failure to realize the anticipated benefits of the merger transaction, the possible diversion of management time on issues related to the merger transaction, the risk that the requisite approvals to complete the merger transaction are not obtained, and the potential need to address any reviews, investigations or other proceedings by governmental authorities or unitholder actions. The Partnership undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

REPORT OF EARNINGS
AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES
(Thousands, except per unit and where otherwise indicated)
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,		Twelve Months Ended June 30,
	2019	2018	2019	2018	2019	2018
Revenues:
Propane	$414,602	$461,875	$2,057,395	$2,141,128	$2,462,061	$2,520,850
Other	64,132	66,528	213,143	214,903	275,424	280,354
	478,734	528,403	2,270,538	2,356,031	2,737,485	2,801,204
Costs and expenses:
Cost of sales — propane	192,160	199,652	1,027,432	1,039,647	1,203,401	1,168,377
Cost of sales — other	21,604	24,492	61,419	64,770	83,225	85,105
Operating and administrative expenses	234,429	222,358	719,497	704,146	938,415	925,099
Impairment of tradenames and trademarks	—	75,000	—	75,000	—	75,000
Depreciation and amortization	43,989	46,393	133,967	138,968	180,752	193,709
Other operating income, net	(6,690)	(5,793)	(17,767)	(17,443)	(24,697)	(18,529)
	485,492	562,102	1,924,548	2,005,088	2,381,096	2,428,761
Operating (loss) income	(6,758)	(33,699)	345,990	350,943	356,389	372,443
Interest expense	(41,640)	(40,449)	(126,208)	(122,021)	(167,312)	(161,651)
(Loss) income before income taxes	(48,398)	(74,148)	219,782	228,922	189,077	210,792
Income tax expense	(673)	(624)	(1,779)	(3,658)	(2,336)	(3,563)
Net (loss) income including noncontrolling interest	(49,071)	(74,772)	218,003	225,264	186,741	207,229
Add net loss (deduct net income) attributable to noncontrolling interest	114	376	(3,340)	(3,415)	(3,405)	(3,611)
Net (loss) income attributable to AmeriGas Partners, L.P.	$(48,957)	$(74,396)	$214,663	$221,849	$183,336	$203,618
General partner’s interest in net (loss) income attributable to AmeriGas Partners, L.P.	$10,959	$10,587	$36,488	$36,208	$47,505	$47,354
Limited partners’ interest in net (loss) income attributable to AmeriGas Partners, L.P.	$(59,916)	$(84,983)	$178,175	$185,641	$135,831	$156,264
(Loss) income per limited partner unit (a)
Basic	$(0.64)	$(0.91)	$1.92	$2.00	$1.46	$1.68
Diluted	$(0.64)	$(0.91)	$1.92	$1.99	$1.46	$1.68
Weighted average limited partner units outstanding:
Basic	93,098	93,042	93,077	93,031	93,072	93,028
Diluted	93,098	93,042	93,121	93,082	93,119	93,081
SUPPLEMENTAL INFORMATION:
Retail gallons sold (millions)	188.5	202.0	882.4	905.5	1,058.2	1,089.0
Wholesale gallons sold (millions)	12.3	12.1	62.5	49.1	75.7	59.7
Total margin (b)	$264,970	$304,259	$1,181,687	$1,251,614	$1,450,859	$1,547,722
Adjusted total margin (c)	$268,452	$283,959	$1,246,532	$1,261,751	$1,493,094	$1,517,944
EBITDA (c)	$37,345	$13,070	$476,617	$486,496	$533,736	$562,541
Adjusted EBITDA (c)	$42,544	$67,217	$543,480	$570,773	$578,217	$607,307
Adjusted net (loss) income attributable to AmeriGas Partners, L.P. (c)	$(43,758)	$(20,249)	$281,526	$306,126	$227,817	$248,384
Expenditures for property, plant and equipment:
Maintenance capital expenditures	$12,852	$13,775	$41,742	$35,342	$59,336	$47,522
Growth capital expenditures	$9,110	$11,922	$36,063	$37,551	$46,837	$49,024

(a)
Income per limited partner unit is computed in accordance with accounting guidance regarding the application of the two-class method for determining earnings per share as it relates to master limited partnerships. Refer to Note 2 to the consolidated financial statements included in the AmeriGas Partners, L.P. Annual Report on Form 10-K for the fiscal year ended September 30, 2018.

(b)	Total margin represents "Total revenues" less "Cost of sales — propane" and "Cost of sales — other."

(c)	The Partnership’s management uses certain non-GAAP financial measures, including adjusted total margin, EBITDA, Adjusted EBITDA, and adjusted net income attributable to AmeriGas Partners, L.P.

GAAP / NON-GAAP RECONCILIATION
(Thousands)
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,		Twelve Months Ended June 30,
	2019	2018	2019	2018	2019	2018
Adjusted total margin:
Total revenues	$478,734	$528,403	$2,270,538	$2,356,031	$2,737,485	$2,801,204
Cost of sales — propane	(192,160)	(199,652)	(1,027,432)	(1,039,647)	(1,203,401)	(1,168,377)
Cost of sales — other	(21,604)	(24,492)	(61,419)	(64,770)	(83,225)	(85,105)
Total margin	264,970	304,259	1,181,687	1,251,614	1,450,859	1,547,722
Add net losses (subtract net gains) on commodity derivative instruments not associated with current-period transactions	3,482	(20,300)	64,845	10,137	42,235	(29,778)
Adjusted total margin	$268,452	$283,959	$1,246,532	$1,261,751	$1,493,094	$1,517,944

Adjusted net income (loss) attributable to AmeriGas Partners, L.P.:
Net (loss) income attributable to AmeriGas Partners, L.P.	$(48,957)	$(74,396)	$214,663	$221,849	$183,336	$203,618
Add net losses (subtract net gains) on commodity derivative instruments not associated with current-period transactions	3,482	(20,300)	64,845	10,137	42,235	(29,778)
Impairment of Heritage tradenames and trademarks	—	75,000	—	75,000	—	75,000
Merger expenses	1,770	—	2,700	—	2,700	—
Noncontrolling interest in net (losses) gains on commodity derivative instruments not associated with current-period transactions, impairment of Heritage tradenames and trademarks, and merger expenses	(53)	(553)	(682)	(860)	(454)	(456)
Adjusted net (loss) income attributable to AmeriGas Partners, L.P.	$(43,758)	$(20,249)	$281,526	$306,126	$227,817	$248,384

EBITDA and Adjusted EBITDA:
Net (loss) income attributable to AmeriGas Partners, L.P.	$(48,957)	$(74,396)	$214,663	$221,849	$183,336	$203,618
Income tax expense	673	624	1,779	3,658	2,336	3,563
Interest expense	41,640	40,449	126,208	122,021	167,312	161,651
Depreciation and amortization	43,989	46,393	133,967	138,968	180,752	193,709
EBITDA	37,345	13,070	476,617	486,496	533,736	562,541
Add net losses (subtract net gains) on commodity derivative instruments not associated with current-period transactions	3,482	(20,300)	64,845	10,137	42,235	(29,778)
Impairment of Heritage tradenames and trademarks	—	75,000	—	75,000	—	75,000
Merger expenses	1,770	—	2,700	—	2,700	—
Noncontrolling interest in net (losses) gains on commodity derivative instruments not associated with current-period transactions, impairment of Heritage tradenames and trademarks, and merger expenses	(53)	(553)	(682)	(860)	(454)	(456)
Adjusted EBITDA	$42,544	$67,217	$543,480	$570,773	$578,217	$607,307

The following table includes a quantification of interest expense, income tax expense, depreciation and amortization included in the calculation of forecasted Adjusted EBITDA guidance range for the fiscal year ending September 30, 2019:

	Forecast Fiscal Year Ending September 30, 2019
	(Low End)	(High End)
Adjusted EBITDA (estimate)	$580,000	$590,000
Interest expense (estimate)	162,000	162,000
Income tax expense (estimate)	3,500	3,500
Depreciation (estimate)	149,000	149,000
Amortization (estimate)	40,000	40,000